EX-99.B-77I(b)

SUB-ITEM 77I(b):  Terms of new or amended securities

FEES AND EXPENSES--Ivy Dividend Income Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund:

Shareholder Fees               Class A  Class B Class C  Class Y
(fees paid directly from       Shares   Shares  Shares   Shares
your investment)               ------   ------  ------   ------

 Maximum Sales Charge (Load)
   Imposed on Purchases (as a
   percentage of offering price)5.75%    None    None     None

 Maximum Deferred Sales Charge(1)
   (Load)  (as a percentage of
   lesser of amount invested
   or redemption value)         None(2)   5%       1%      None

 Redemption fee/exchange fee
   (as a percentage of amount
   redeemed, if applicable)(3)  None      None    None     None

Annual Fund Operating
Expenses                       Class A  Class B Class C  Class Y
 (expenses that are            Shares   Shares  Shares   Shares
 deducted from Fund assets)    ------   ------  ------   ------

 Management Fees               0.70%    0.70%    0.70%   0.70%
 Distribution and Service
  (12b-1) Fees 4               0.25%    1.00%    1.00%   0.25%
 Other Expenses                0.70%    0.70%    0.70%   0.59%
 Total Annual Fund
  Operating Expenses           1.65%    2.40%    2.40%   1.54%
(1) The CDSC which is imposed on the lesser of amount invested or redemption value of Class B shares, declines from 5% for redemptions made within the first year of purchase, to 4% for redemptions made within the second year, to 3% for redemptions made within the third and fourth years, to 2% for redemptions made within the fifth year, to 1% for redemptions made within the sixth year and to 0% for redemptions made after the sixth year. For Class C shares, a 1% CDSC applies to the lesser of amount invested or redemption value of Class C shares redeemed within twelve months after purchase. Solely for purposes of determining the number of months or years from the time of any payment for the purchase of shares, all payments during a month are totaled and deemed to have been made on the first day of the month.

(2) A 1% CDSC may be imposed on purchases of $2 million or more of Class A shares that are redeemed within twelve months of purchase.

(3) If you choose your redemption proceeds by Federal Funds wire, a $10 wire fee will be charged to your account.

(4) The data for Other Expenses is estimated for the initial fiscal year of the Fund. Actual expenses may be higher or lower.

Class A shares are subject to an initial sales charge when you buy them (other than Ivy Money Market Fund), based on the amount of your investment, according to the tables below. As noted, Class A shares pay an annual 12b-1 fee of up to 0.25% of average Class A net assets, except Class A shares of Ivy International Fund issued prior to January 1, 1992 are not subject to an ongoing service fee. For this Fund, the annual service fee attributable to the Class A shares of the Fund may equal up to 0.25% of the net assets issued on or after January 1, 1992. The ongoing expenses of this class are lower than those for Class B or Class C shares and typically higher than those for Class Y shares or Advisor Class shares.

                                          Sales Charge Reallowance
                                           as Approx.   to Dealers
                              Sales Charge Percent of   as Percent
Size of                       as Percent of  Amount    of Offering
Purchase                     Offering Price Invested      Price
--------                      -----------  ----------  -----------
under $100,000                      5.75%      6.10%         5.00%

$100,000 to less than $200,000      4.75       4.99          4.00

$200,000 to less than $300,000      3.50       3.63          2.80

$300,000 to less than $500,000      2.50       2.56          2.00

$500,000 to less than $1,000,000    1.50       1.52          1.20

$1,000,000 to less than $2,000,000  1.00       1.01          0.75
                                        1          1
$2,000,000 and over                 0.00       0.00          0.50

(1) No sales charge is payable at the time of purchase on investments of $2 million or more, although for such investments the Fund may impose a CDSC of 1.00% on certain redemptions made within twelve months of the purchase. The CDSC is assessed on an amount equal to the lesser of the then current market value or the cost of the shares being redeemed. Accordingly, no sales charge is imposed on increases in net asset value above the initial purchase price.